Delisting Determination, The Nasdaq Stock Market, LLC, April 9, 2024, Sagaliam Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Sagaliam Acquisition Corp., effective at the opening of the trading session on April 19, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5250(b)(1), 5250(c)(1), 5250(e)(2), 5450(b)(2)(A), 5635(c), and IM-5101-2.
The Company was notified of the Staff determination on December 5, 2023. On December 12, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
A hearing on the matter was scheduled for March 7, 2024. On March 6, 2024, the Company witdrew its appeal. The Company securities were suspended on March 8, 2024. The Staff determination to delist the Company securities became final on March 8, 2024.